Exhibit 99.1

INmune Bio Receives FDA Fast Track Designation for XPro1595 in Early Alzheimer’s Disease

BOCA RATON, FL, May 14, 2026 (GLOBE NEWSWIRE) -- INmune Bio Inc. (NASDAQ: INMB), a late-stage biotechnology company focused on inflammation and immunology, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation to XPro™ (pegipanermin), the company’s first-in-class selective soluble TNF inhibitor, for the treatment of early Alzheimer’s disease (AD). The designation specifically covers XPro™ for treatment of early Alzheimer’s disease encompassing both mild cognitive impairment (MCI) due to AD and mild Alzheimer’s disease dementia, which represents a large and growing population.

“Receiving Fast Track designation from the FDA is a transformative milestone for XPro’s development program,” said David Moss, CEO of INmune Bio. “This recognition underscores the urgent need for innovative treatments that address the underlying neuroinflammation associated with early Alzheimer’s. We believe XPro™ has the potential to significantly alter the trajectory of this devastating disease, and we look forward to working more closely with the FDA to bring this therapy to patients as efficiently as possible.”

Fast Track designation is intended to facilitate development and expedite review of drugs that treat serious conditions and have potential to address an unmet medical need. Inflammation in the brain is now recognized as an independent, early driver of cognitive decline in Alzheimer’s disease, and no approved therapy targets these inflammatory pathways. Soluble tumor necrosis factor (sTNF) is believed to be a key mediator of neuroinflammation associated with disease progression in Alzheimer’s disease. XPro™ selectively neutralizes sTNF while preserving the immune functions that protect and repair the brain. The designation provides opportunities for more frequent interactions with FDA and, if relevant criteria are met, eligibility for Rolling Review and other expedited review mechanisms.

“As clinicians, we see every day the consequences of having limited disease-modifying options for patients with early Alzheimer’s disease, especially those whose biology suggests inflammation is actively driving their decline,” said Sharon Cohen, M.D., FRCPC, Behavioral Neurologist and Medical Director of the Toronto Memory Program, and a MINDFuL trial investigator. “The Fast Track designation for XPro™ is encouraging because it acknowledges both the urgency of the unmet need and a mechanistically distinct approach to treating neuroinflammation in this population. I look forward to continuing this work in the AD04 program.”

“XPro™ is designed to treat the inflammatory biology that drives disease progression in a substantial subset of Alzheimer’s patients,” said CJ Barnum, Ph.D., Vice President of Neuroscience at INmune Bio. “Phase 2 MINDFuL data, our End-of-Phase 2 alignment with FDA, and now Fast Track designation reflects a consistent regulatory and scientific case: the right mechanism, in the right patients, with a clean safety profile. We are positioned to execute the Phase 2b/3 as a precision-medicine registrational program. The enrichment strategy is intended to identify patients at elevated risk of near-term clinical progression, enabling a more efficient registrational study design in early Alzheimer’s disease.”

The escalating prevalence of neurodegenerative disease presents a significant public health challenge, with the Alzheimer’s Association 2026 Facts and Figures report estimating that 7.4 million Americans age 65 or older are now living with Alzheimer’s dementia. This figure is compounded by an additional 15 million individuals experiencing mild cognitive impairment (MCI), a critical precursor stage that often precedes the onset of dementia. Notably, approximately 2.9 million of those diagnosed with Alzheimer’s are in the mild stage of the disease. Together, these populations represent a vital “early symptomatic” window critical for clinical development, as it represents the window where neuroinflammation and protein pathology can potentially be mitigated before severe functional loss occurs.

For more information and the full data set, visit the 2026 Alzheimer’s Disease Facts and Figures report.

About the Phase 2b/3 Registrational Program

The Phase 2b/3 seamless adaptive trial is designed to support registration of XPro™ in patients with early Alzheimer’s disease with biomarkers of inflammation. The program enrolls patients with biologically confirmed early Alzheimer’s disease who also carry biomarkers of inflammation. The Phase 2b portion is expected to utilize EMACC and plasma pTau217 as decision-gating endpoints for adaptive advancement into the Phase 3 portion of the study. The Phase 3 portion is expected to evaluate clinical outcomes including CDR-SB over an extended treatment period.

About XPro1595 (XPro™)

XPro™ is a next-generation inflammatory cytokine modulator that neutralizes soluble TNF (sTNF) without affecting transmembrane TNF (tmTNF) or its receptors. This selective targeting is designed to reduce neuroinflammation—a key driver of neurodegeneration in Alzheimer’s disease—while maintaining the protective immune functions of the body.

About INmune Bio Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has three product platforms: (1) CORDStrom™, a proprietary pooled, allogeneic, human umbilical cord-derived mesenchymal Stromal/Stem cell (hucMSCs) platform that recently completed a blinded randomized trial in recessive dystrophic epidermolysis bullosa; (2) XPro™, a Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform designed to selectively neutralize soluble TNF, a key driver of inflammation and innate immune dysfunction; and (3) INKmune®, a cell-based medicine designed to prime a patient’s natural killer cells to eliminate minimal residual disease in patients with cancer.  To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release related to the development or commercialization of product candidates and other business and financial matters, including without limitation, trial results and data, including trial results, timing of key milestones, future plans or expectations, and the prospects for receiving regulatory approval or commercializing or selling any product or drug candidates, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to several risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements because of these risks and uncertainties. CORDstrom™, XPro1595™ (XPro™, pegipanermin), and INKmune®™ have either finished clinical trials, are still in clinical trials or are preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA), the UK MHRA or any regulatory body and there cannot be any assurance that they will be approved by the FDA, the UK MHRA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contacts:

David Moss
Chief Executive Officer
(561) 710-0512
info@inmunebio.com

Daniel Carlson
Head of Investor Relations
(415) 509-4590
dcarlson@inmunebio.com